THE HERFZELD CARIBBEAN BASIN FUND, INC.

FOR IMMEDIATE RELEASE
Miami, Florida                                       NASDAQ Capital Market: CUBA
September 14, 2007                                              Cusip: 42804T106

Thomas J. Herzfeld Advisors, Inc.
PO Box 161465
Miami, FL 33116
www.herzfeld.com

               The Herzfeld Caribbean Basin Fund, Inc. Announces
            Important Dates for its Non-Transferable Rights Offering

         Miami, FL - The Herzfeld Caribbean Basin Fund, Inc. (NASDAQ: CUBA) (the "Fund") announced initial terms of its Non-Transferable Rights Offering that was originally announced on July 24, 2007. The Record Date for the Rights Offering will be September 26, 2007. Pursuant to the Rights Offering, the Fund will distribute to Record Date stockholders one non-transferable right ("Right(s)") for each share of the Fund held on the Record Date. For every Right that a stockholder receives, the stockholder may subscribe for one new share of the Fund ("Share(s)") at the subscription price. The number of Rights to be issued to a stockholder on the Record Date will be rounded up to the nearest whole number of Rights; no fractional Rights will be issued.

         Rights holders may purchase one share of the Fund's common stock for every one Right held. Rights may be exercised at any time during the subscription period. The subscription period will begin on October 1, 2007, and end at 5:00 p.m. Eastern time on October 19, 2007 (the "Expiration Date"), unless the Rights Offering is extended. The subscription price per share will be set at 85% of the average volume-weighted closing sale price at which the common stock trades on the NASDAQ Capital Market on the Expiration Date and the four preceding trading days. In addition, Record Date stockholders who fully exercise their rights will be entitled to subscribe for additional shares of common stock ("Over-Subscription Shares"). The Over-Subscription Shares will be allocated pro rata to stockholders who over-subscribe based on the number of rights originally issued to them. The Fund may increase the number of shares of common stock subject to subscription by up to 100% of the primary subscription shares.

         Subscription certificates evidencing the Rights and a copy of the Prospectus for the Rights Offering will be mailed to Record Date stockholders beginning on or about September 28, 2007. The Rights Offering will be effected only through the Prospectus.

         The Fund has filed a registration statement with the U.S. Securities and Exchange Commission. The record, beginning and expiration dates of the Rights Offering are subject to the effectiveness of the Fund's registration statement. The definitive terms of the offer, including the estimated subscription price, will be contained in the Fund's prospectus for the offer.

                        Important Dates:
                        Record Date             September 26, 2007
                        Expiration Date         October 19, 2007

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         For additional information on the Fund or the rights offering, or to obtain a Prospectus, please contact the Fund at 800-TJH-FUND or visit us on the web at www.herzfeld.com/cuba for updated information about the Fund.

                                      * * *

         The Fund is a non-diversified, closed-end fund managed by HERZFELD/CUBA a division of Thomas J. Herzfeld Advisors, Inc. (based in Miami). The Fund seeks long-term capital appreciation. To achieve its objective the Fund invests in issuers that are likely, in the Advisor's view, to benefit from economic, political, structural and technological developments in the countries in the Caribbean Basin, which the Fund considers to consist of Cuba, Jamaica, Trinidad and Tobago, the Bahamas, the Dominican Republic, Barbados, Aruba, Haiti, the Netherlands Antilles, the Commonwealth of Puerto Rico, Mexico, Honduras, Guatemala, Belize, Costa Rica, Panama, Colombia, Venezuela and the United States ("Caribbean Basin Countries").

         Investments in the Fund involve risks. Investing in companies of Caribbean Basin Countries may present certain unique risks not associated with domestic investments, such as currency fluctuation, political and economic changes and market risks. These factors may result in greater share price volatility.

         Shares of closed-ends funds frequently trade at a discount to net asset value. The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

         Before investing in the Fund, investors should carefully consider the investment objective, risks, charges and expenses of the Fund. This information can be found in the Fund's prospectus on file with the Securities and Exchange Commission. An investor should carefully read the Fund's prospectus before investing.

         Participating stockholders will be required to initially pay for the Shares subscribed for in the offer as well as any additional shares subscribed for as part of the over-subscription privilege at the estimated subscription price.

         The Fund's investment adviser is HERZFELD/CUBA, a division of Thomas J. Herzfeld Advisors, Inc. and the Fund's shares trade on the NASDAQ Capital Market under the symbol "CUBA." Thomas J. Herzfeld Advisors, Inc. specializes in the field of closed-end funds. Information about the advisor and the Fund can be found at www.herzfeld.com.

         This announcement is not an offer to sell these securities and the Fund is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The Offer will be made only by means of a prospectus and only after the registration statement on file with the Securities and Exchange Commission has been declared effective. The final terms of the Offer may be different from those discussed above.

For further information contact:
Cecilia L. Gondor
305-271-1900